MAXTOR CORPORATION


                                             EXHIBIT 11.1


                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    For the Three Years Ended March 30, 1996

                      (In thousands, except per share data)


                                            Year Ended
- ------------------------------------------------------------------
                                    March 30,  March 25, March 26,
                                        1996     1995       1994
- ------------------------------------------------------------------

PRIMARY

Weighted average number of common
 shares outstanding during the year   41,354    50,583    32,203
Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock)                  -        -          -
                                       ------  -------   -------

Total shares                          41,354    50,583    32,203
                                       ======  =======   =======

Net income (loss)                  $(122,765) $(82,222)$(257,589)
                                    ========   ========  ========

Net income (loss) per share          $ (2.97)   $(1.63)   $(8.00)
                                    ========   ========  ========


FULLY DILUTED

Weighted average number of common
 shares outstanding during the period 41,354    50,583    32,203
Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock)                  -         -         -
                                      ------    ------    ------

Total shares                          41,354    50,583    32,203
                                      ======    ======    ======

Net income (loss)                  $(122,765) $(82,222)$(257,589)
                                   ========== ========= =========

Net income (loss) per share           $(2.97)   $(1.63)   $(8.00)
                                   ========== ========= =========


Note: The subordinated convertible debentures have an anti-dilutive effect on earnings per share, therefore the calculation of fully diluted earnings per share excludes both the share equivalents and the interest income adjustment elements.